FOR IMMEDIATE RELEASE

Contacts:	Jerry W. Nix, Vice Chairman and CFO – (770) 612-2048 Carol B. Yancey, Executive Vice President-Finance – (770) 612-2044 Sidney G. Jones, Vice President-Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
ANNOUNCES 57th CONSECUTIVE YEAR OF INCREASED DIVIDENDS

- Dividend for 2013 Increased by 9% -

Atlanta, Georgia, February 19, 2013 –Genuine Parts Company (NYSE: GPC) announced today a 9% increase in the regular quarterly cash dividend for 2013. The Board of Directors of the Company, at its February 18, 2013 board meeting, increased the cash dividend payable to an annual rate of $2.15 per share compared with the previous dividend of $1.98 per share. The quarterly cash dividend of fifty-three and three-quarter cents ($.5375) per share is payable April 1, 2013 to shareholders of record March 8, 2013. GPC has paid a cash dividend every year since going public in 1948, and 2013 marks the 57th consecutive year of increased dividends paid to shareholders.

Genuine Parts Company plans to release Fourth Quarter and Year-End Earnings later this morning. Management will also conduct a conference call at 11:00 a.m. Eastern time. The public may access the call on the Company’s website, www.genpt.com, by clicking “Investor Services”, or by dialing 877-331-5106. The conference ID is 92943087. If you are unable to participate during the call, a replay of the call will be available on the Company’s website or toll-free at 855-859-2056, ID 92943087, two hours after the completion of the conference call until 12:00 a.m. Eastern time on March 6, 2013.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.